Shareholder meeting
On December 1, 2004, a Special Meeting of Shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 1,879,393 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                  WITHHELD
                                   FOR            AUTHORITY
James F. Carlin                 47,593,006        738,783
Richard P. Chapman Jr.          47,529,587        802,202
William H. Cunningham           47,539,606        792,183
Ronald R. Dion                  47,568,978        762,812
Charles L. Ladner               47,532,658        799,131
Dr. John A. Moore               47,551,058        780,731
Patti McGill Peterson           47,551,583        780,206
Steven R. Pruchansky            47,574,721        757,068
James A. Sheperdson             47,566,296        765,493